Exhibit 10.3

AUTOMATIC DATA PROCESSING, INC.
CORPORATE OFFICER SEVERANCE PLAN
(Effective as of May 6, 2015)

The Company hereby adopts the Automatic Data Processing, Inc. Corporate Officer Severance Plan for the benefit of corporate officers of the Company, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excluded from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1.	DEFINITIONS. As hereinafter used:
1.1    “Accrued Obligations” means any (a) base salary earned but not paid through the Termination Date, (b) pay for any vacation time earned but not used through the Termination Date, in each case of (a) and (b), paid no later than thirty (30) days after the Termination Date, or sooner if required by law, (c) any business expenses incurred by the Participant but unreimbursed as of the Termination Date, provided that such expenses and required substantiation and documentation thereof are submitted no later than thirty (30) days following the Termination Date and that such expenses are reimbursable under the applicable Company policy, and (d) all other vested compensation or benefits under applicable employee benefit plans in accordance with the terms of such plans (but excluding, for the avoidance of doubt, this Plan and any other plan providing for severance payments or incremental benefits upon a termination of a person’s employment with the Company).
1.2    “Action” has the meaning given such term in Section 4 hereof.
1.3     “Affiliate” means (a) any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company and/or (b) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
1.4    “Annual Base Salary” means, with respect to any Participant, such Participant’s annual base salary in effect immediately prior to the Termination Date.
1.5    “Board” means the Board of Directors of the Company.
1.6    “Cause” means (a) the good faith determination by the Committee that the Participant has ceased to perform his or her duties to the Company or an Affiliate (other than as a result of his or her incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his or her duties to such party, provided that no such failure shall constitute Cause unless the Participant has been given notice of such failure and (if cure is reasonably possible) has not cured such act or omission within 15 days following receipt of such notice, (b) the Participant has engaged in conduct injurious to the Company or any Affiliate, (c) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (d) the consistent failure of the Participant to follow the lawful instructions of the Board or his or her direct superiors, which failure amounts to an intentional and extended neglect of his or her duties to the Company or any Affiliate thereof. Any determination of whether Cause exists shall be made by the Committee in its sole discretion, subject to a good faith standard of care with respect to determinations under clause (a) above. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.
1.7    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in this Plan to any section of the Code shall be deemed to include all regulations and other interpretative guidance under such section, and any amendments and successor provisions to such section, regulations or guidance.
1.8    “Committee” means (x) with respect to any administration, determination, interpretation or action in connection with this Plan that would impact an executive officer of the Company, the Compensation Committee and (y) with respect to any administration, determination, interpretation or action in connection with this Plan that does not impact an executive officer of the Company, a committee as the Compensation Committee may appoint to administer this Plan. As of the effective date of this Plan, the Compensation Committee has appointed a committee for purposes of clause (y) of the prior sentence that shall consist of (i) the person occupying the position of General Counsel of the Company, and (ii) the person occupying the position of Chief Human Resources Officer of the Company. In the event of a vacancy in either the position of General Counsel or Chief Human Resources Officer, then unless the Compensation Committee otherwise determines, the Committee shall consist of the remaining person until such vacant position is filled. Notwithstanding the foregoing, any Participant who is a member of the Committee shall recuse himself or herself from all discussions, considerations, determinations, interpretations, actions of the Committee relating to such Participant’s rights and obligations hereunder.
1.9    “Company” means Automatic Data Processing, Inc., a Delaware corporation, and any successors thereto.
1.10    “Compensation Committee” shall mean the Compensation Committee of the Board.
1.11    “Disability” has the meaning given to such term (or term of similar import) in any then-existing employment, consulting or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting or other similar agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, as determined by the Committee based upon medical evidence acceptable to it.
1.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto. Reference in this Plan to any section of ERISA shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.
1.13    “Participant” means an employee who is a corporate officer of the Company as of such person’s Termination Date. Notwithstanding the foregoing, if an employee who is not a corporate officer as of such person’s Termination Date reasonably demonstrates that, in contemplation of the Qualifying Termination, the Company removed him or her from such office or position, such employee shall also be a Participant.
1.14    “PBRS” has the meaning given such term in Section 2.4(c) hereof.
1.15    “PBRU” has the meaning given such term in Section 2.4(d) hereof.
1.16    “Plan” means this Automatic Data Processing, Inc. Corporate Officer Severance Plan, as set forth herein, as it may be amended from time to time in accordance with the terms hereof.
1.17    “Prorated Bonus” means the product of (a) the annual cash bonus that the Participant would have earned for the fiscal year in which the Termination Date occurs, based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at a level equal to the weighted-average percentage achievement of all applicable financial and other objective and non-qualitative performance criteria, and (b) a fraction, the numerator of which is the number of calendar days completed from the first day of the fiscal year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365.
1.18    “PSU” has the meaning given such term in Section 2.4(c) hereof.
1.19    “Qualifying Termination” means the involuntary termination of a person’s employment by the Company other than (i) for Cause, (ii) due to death or Disability, or (iii) a termination of a person’s employment with the Company that qualifies such person for any severance payments or benefits pursuant to the Company’s Change in Control Severance Plan for Corporate Officers, as amended.
1.20    “Release” has the meaning given such term in Section 3 hereof.
1.21    “Restricted Shares” has the meaning given such term in Section 2.4(b) hereof.

1.22    “Restrictive Covenant Agreement” has the meaning given such term in Section 3 hereof.
1.23     “RSUs” has the meaning given such term in Section 2.4(b) hereof.
1.24    “Section 409A” has the meaning given such term in Section 8.9 hereof.
1.25    “Severance Benefits” has the meaning given such term in Section 2.3 hereof.
1.26    “Severance Period” means, with respect to each Participant, the eighteen (18) month (or in the case of the Company’s Chief Executive Officer, the twenty-four (24) month) period following the Participant’s Termination Date.
1.27    “Special Equity Award Treatment” means the treatment of equity awards held by a Participant upon a Qualifying Termination hereunder in accordance with Section 2.4.
1.28    “Stock Options” has the meaning given such term in Section 2.4(a) hereof.
1.29    “Termination Date” means the date of a person’s Qualifying Termination.

SECTION 2.	PAYMENTS UPON QUALIFYING TERMINATION.
2.1    Generally. Subject to the terms and conditions set forth in this Plan, a Participant shall be entitled to certain severance payments and benefits hereunder upon a Qualifying Termination. Except as provided in Section 6 hereof, the Severance Benefits payable or provided under this Plan shall replace and supersede any severance payments or incremental benefits upon a termination of a Participant’s employment with the Company pursuant to the terms of any other plan, program, policy, agreement or arrangement. This Plan is not intended to alter any disbursements of monies due to such Participant under retirement or similar plans, including the Company’s Amended and Restated Supplemental Officers Retirement Plan, Deferred Compensation Plan, Retirement and Savings Plan, Pension Retirement Plan, Retirement and Savings Restoration Plan, Executive Retirement Plan, or Employees’ Savings-Stock Purchase Plan, in each case, as amended.
2.2    Payment of Accrued Obligations. The Company shall pay or provide the Accrued Obligations to each Participant who incurs a Qualifying Termination.
2.3    Severance Benefits upon Qualifying Termination. The Company shall pay or provide to each Participant who incurs a Qualifying Termination the following severance compensation: (a) continued payment of the Participant’s Annual Base Salary at the rate then in effect during the Severance Period in accordance with the Company’s payroll practices in effect from time to time, (b) the Prorated Bonus, paid at the same time as annual bonuses are paid to other corporate officers of the Company, but in all events during the fiscal year following the fiscal year of the Termination Date, and (c) the Special Equity Award Treatment (the amount contemplated by clauses (a), (b), and (c) collectively, “Severance Benefits”).

2.4    Special Equity Award Treatment. The Special Equity Award Treatment to which a Participant shall become entitled hereunder is as follows:
(a)    The Participant’s options to purchase Company stock (“Stock Options”) that are not fully vested and exercisable on the Termination Date shall continue to vest and become exercisable in accordance with their terms during the Severance Period as if the Participant had remained employed by the Company through the end of the Severance Period. Further, (x) the last day of the Severance Period shall be deemed the last day of the Participant’s employment with the Company for purposes of determining the period of time during which Stock Options may be exercised, and (y) to the extent that a Participant satisfies the normal retirement criteria in any Stock Option award agreement (determined as of the last day of the Severance Period), the Participant shall be entitled to the vesting and exercisability associated with that status as set forth in the applicable Stock Option award agreement.
(b)    The Participant’s unvested restricted shares of Company stock (the “Restricted Shares”) and unvested restricted stock units (the “RSUs”) that, in either case, are subject to vesting based solely on the Participant’s continued service to the Company, shall continue to vest in accordance with their terms during the Severance Period as if the Participant had remained employed by the Company through the end of the Severance Period. RSUs that vest during the Severance Period in accordance with this Section 2.4(b) shall be settled on the later of the vesting date and the regularly scheduled settlement date for such RSU.
(c)    The number of shares of Company stock that the Participant would have been entitled to receive based on the actual achievement of the applicable performance goals in each of the then-ongoing performance-based restricted stock (“PBRS”) programs and performance stock unit (“PSU”) programs, and/or any successor programs to the PBRS and PSU programs, shall be granted by the Company to such Participant on the regular settlement date for such programs; provided, that such number of shares shall be prorated to reflect the portion of the applicable performance period elapsed from the commencement thereof through the last day of the Severance Period.
(d)    The cash amount that the Participant would have been entitled to receive based on the actual achievement of the applicable performance goals in each of the then-ongoing performance-based restricted unit (“PBRU”) programs and PSU programs, and/or any successor programs to the PBRU and PSU programs, shall be paid by the Company to such Participant on the regular settlement date for such programs; provided, that such cash amount shall be prorated to reflect the portion of the applicable performance period elapsed from the commencement thereof through the last day of the Severance Period.

SECTION 3.	RELEASE OF CLAIMS; RESTRICTIVE COVENANTS.
Except where prohibited by applicable law, all Severance Benefits hereunder shall be delayed until the Participant executes and delivers to the Company within 45 days following his or her Qualifying Termination (x) an irrevocable general release substantially in the form attached hereto as Schedule A (the “Release”), and (y) a Restrictive Covenant Agreement substantially in the form attached hereto as Schedule B (the “Restrictive Covenant Agreement”).

If a Participant fails to timely execute either such Release or such Restrictive Covenant Agreement, then, unless required by applicable law, the Participant shall not be entitled to any Severance Benefits hereunder.

SECTION 4.	LITIGATION COOPERATION.
By accepting the Severance Benefits hereunder, the Participant agrees that after his or her employment by the Company or any of its Affiliates, the Participant will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to the Participant (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Participant’s employment or the period of the Participant’s employment by the Company or any of its Affiliates. The Participant agrees, unless precluded by law, to inform the Company promptly if the Participant is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Participant also agrees, unless precluded by law, to inform the Company promptly if the Participant is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Participant’s employment or the period of the Participant’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Participant for all of the Participant’s reasonable out-of-pocket expenses associated with such assistance. Any reimbursement that is taxable income to the Participant shall be subject to applicable withholding taxes.

SECTION 5.	PLAN ADMINISTRATION.
5.1    General. This Plan will be administrated by the Committee. The Committee will have full authority to construe and interpret this Plan, to establish, amend, and rescind rules and regulations relating to the administration of this Plan, and to take all such actions and make all such determinations in connection with the administration of this Plan as it may deem necessary or desirable. All determinations by the Committee will be final and binding on all interested persons, subject to Section 9.7.
5.2    Delegation. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
5.3    Outside Advisers. The Committee is empowered, on behalf of this Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations, or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 6.	MITIGATION; CLAWBACK; OFFSET.
6.1    Mitigation. No Participant entitled to receive Severance Benefits shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. The Severance Benefits payable or provided hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise.
6.2    Clawback. The Severance Benefits payable or provided hereunder shall be subject to a clawback, recoupment or forfeiture action by the Company pursuant to the terms of any Company clawback policy or underlying award agreement.
6.3    Offset. If a Participant is entitled under law to receive severance pay, a termination indemnity, notice pay, or the like, or if a Participant is entitled under law to receive advance notice of separation, then any Severance Benefits payable hereunder shall be offset or reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and by the amount of any compensation received, or equity that vests, during any such notice period.

SECTION 7.	PLAN MODIFICATION OR TERMINATION.
This Plan may be amended or terminated by the Compensation Committee at any time; provided that, except for amendments to comply with changes in applicable law or with a Participant’s consent, no such amendment or termination may reduce the benefits and payments due hereunder with respect to a Participant who previously incurred a Qualifying Termination and who has not forfeited such payments and benefits pursuant to the terms of this Plan.

SECTION 8.	GENERAL PROVISIONS.
8.1    Transferability of Rights. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge, or in any other manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant. If a Participant who incurs a Qualifying Termination shall be unable to care for his or her affairs, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to his or her legal guardian or personal representative of the Participant. If a Participant who incurs a Qualifying Termination shall die thereafter while any amount would still be payable to him or her hereunder if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative, or administrators of the estate of the Participant whose employment was terminated.
8.2    Rights of Participants. Nothing contained herein shall be held or construed to create any liability or obligation on the Company to retain any Participant in its service or in a corporate officer position. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan did not exist.
8.3    Severability. Should any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.
8.4    Assignment. The Company may assign its rights and obligations under this Plan to any hereafter-cited person without the consent of any Participant in the event that the Company hereafter affects a reorganization, consolidation with, or merger into, any person or entity or transfers all or substantially all of its properties or assets to any person or entity, provided that the assignee assumes the obligations hereunder in writing. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including, without limitation, each Participant, present and future, and each successor or assignee to the Company pursuant to the first sentence hereof.
8.5    Headings. The headings of this Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.
8.6    Funding. This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. All Participants shall be solely general creditors of the Company.
8.7    Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at the addressee’s last known address.
8.8    Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
8.9    Section 409A. For purposes of Section 409A of the Code (“Section 409A”), each of the payments that may be made under this Plan are designated as separate payments. It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for such Participant’s account in connection with this Plan (including, without limitation, any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Plan to the contrary, in the event that a Participant is deemed a

“specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of a “separation from service” within the meaning of Section 409A shall be made to the Participant prior to the date that is six (6) months after the date of such “separation from service” or, if earlier, such Participant’s date of death. Immediately following such delay period, all such delayed payments will be paid in a single lump sum without interest. In addition, for purposes of this Plan, with respect to payments of any amounts that constitute “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Except as permitted under Section 409A or with respect to a clawback, recoupment or forfeiture action by the Company pursuant to the terms of any Company clawback policy, no deferred compensation that is subject to Section 409A and is payable to or for a Participant’s benefit under any Company-sponsored plan, program, agreement, or arrangement may be reduced by, or offset against, any amount owing by such Participant to the Company or any Affiliate.

SECTION 9.	CLAIMS, INQUIRIES, APPEALS.
9.1    Applications for Benefits and Inquiries. Any application for benefits, inquiries about this Plan, or inquiries about present or future rights under this Plan must be submitted to the Committee in writing, as follows:
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068
Attn: Committee – Corporate Officer Severance Plan
9.2    Denial of Claims.
(a)    In the event that any application for benefits is denied in whole or in part, the Committee must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant and will include specific reasons for the denial, specific references to the pertinent Plan provision upon which the denial is based, if applicable, a description of any additional material or information necessary for the applicant to provide in order to perfect the claim and an explanation as to why such material or such information is necessary and steps for the applicant to submit his or her claim for further review.
(b)    This written notice will be given to the Participant within ninety (90) days after the Committee receives the application, unless special circumstances require an extension of time, in which case, the Committee shall have up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

(c)    This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Committee is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
9.3    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Committee within sixty (60) days after the application is denied (or deemed denied). The Committee will give the applicant (or that person’s authorized representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records, and other information relating to the claim. A request for a review shall be in writing and shall be addressed to the address set forth above in Section 9.1. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and all other matters that the applicant feels are pertinent. The Committee may require the applicant to submit additional facts, documents, or other material as it may find necessary or appropriate in making its review.
9.4    Decision on Review. The Committee will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Committee will give prompt, written notice of its decision to the applicant. In the event that the Committee confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Committee’s decision is not given to the applicant within the time prescribed in this Section 9.4, the application will be deemed denied on review.
9.5    Rules and Procedures. The Committee may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
9.6    Exhaustion of Remedies. No legal action for benefits under this Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 9.1 above, (b) has been notified by the Committee that the application is denied (or the application is deemed denied due to the Committee’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.3 above, and (d) has been notified in writing that the Committee has denied the appeal (or the appeal is deemed denied due to the Committee’s failure to take any action on the claim within the time prescribed by Section 9.4 above).
9.7    Choice of Law; Venue; Jurisdiction; Waiver of Jury Trial.

(a)    The construction and administration of this Plan and any dispute, claim or controversy arising under, out of, in connection with or in relation to this Plan, shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any choice of law principles of such state that would require or permit the application of the laws of another jurisdiction. The Participant and the Company (on behalf of itself and its Affiliates) each consent to the personal jurisdiction of, and venue in, any state or federal court located in the State of New Jersey in the event of any dispute, claim or controversy arising under, out of, in connection with or in relation to this Plan, and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue and waives any objection to jurisdiction or venue based on improper venue or improper jurisdiction or venue.
(b)    EACH OF THE COMPANY AND THE PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING ANY DISPUTE ARISING UNDER, OUT OF, IN CONNECTION WITH OR IN RELATION TO THIS PLAN.